Filed Pursuant to Rule 424(b)(3)
Registration No. 333-48030

PROSPECTUS SUPPLEMENT NO. 14
(To Prospectus dated November 24, 2000)

INTERNATIONAL RECTIFIER CORPORATION

$550,000,000 4 1/4% Convertible Subordinated Notes Due 2007
and
7,438,967 Shares of Common Stock Issuable Upon Conversion of the Notes

    This prospectus supplement relates to the resale by holders of our 4 1/4% Convertible Subordinated Notes Due 2007 and shares of common stock issuable upon the conversion of the notes. This prospectus supplement may only be delivered or used in connection with our prospectus dated November 24, 2000. Our common stock is listed on The New York Stock Exchange and the Pacific Exchange under the symbol "IRF."

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE RELATED PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospectus Supplement dated May 7, 2001

    The information appearing in the following table supplements or supersedes in part the information in the table under the heading "Selling Holders" in our prospectus and was provided by or on behalf of the selling holders.

				Common Stock Beneficially Owned After Offering
Name and Address	Principal Amount of Notes Beneficially Owned and Offered(1)	Common Stock Beneficially Owned Before Offering(2)	Common Stock Offered(1)(3)
				Amount	%
The Estate of James Cambell (4)	$553,000	0	7,480	0	*
c/o SSI Investment Mgt. Inc. 357 N. Canon Dr. Beverly Hills, CA 90210
General Motors Investment Management Corporation (5)	$4,000,000	0	54,102	0	*
767 Fifth Ave. 16th Floor New York, NY 10153
James Cambell Corporation	$419,000	0	5,667	0	*
c/o SSI Investment Mgt. Inc. 357 N. Canon Dr. Beverly Hills, CA 90210
Morgan Stanley & Co. (6)	$24,099,000	0	325,949	0	*
1585 Broadway New York, NY 10036

*
Less than 1%.
(1)
The principal amount of notes shown to be beneficially owned and offered by the selling holders identified in this prospectus supplement, when added to the aggregate principal amount of notes shown to be beneficially owned and offered by the selling holders identified in all prior prospectus supplements and our prospectus dated November 24, 2000, may be in excess of the total principal amount of notes registered. This excess results from sales or transfers of all or a portion of the notes held by such previously identified selling holders in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, after the date on which they provided the information concerning their notes. Thereafter, subsequent purchasers requested registration to sell the notes acquired from and registered on behalf of a prior selling holder. The number of shares of common stock offered is similarly affected.

(2)
The number of shares of common stock shown to be beneficially owned before this offering does not include shares of common stock into which the notes being offered are convertible.

(3)
Assumes conversion of all the holder's notes at a conversion price of $73.935 per share of common stock and resale of all shares of common stock offered hereby.

(4)
Amounts shown supersede all information previously listed for The Estate of James Campbell in our Prospectus Supplement No. 4 dated December 29, 2000.

(5)
General Motors Investment Management Corporation ("GMIMCo"), a wholly owned subsidiary of General Motors Corporation, serves as investment manager to, and is authorized to vote and dispose of, notes beneficially owned by General Motors Employees Global Group Pension Trust and General Motors Foundation, Inc. Amounts shown for GMIMCo are comprised of the $3,736,000 principal amount of notes and 50,531 shares of common stock beneficially owned by General Motors Employees Global Group Pension Trust and the $264,000 principal amount of notes and 3,571 shares of common stock beneficially owned by General Motors Foundation, Inc.

(6)
Amounts shown include the aggregate $16,399,000 principal amount of notes and the 221,803 shares of common stock issuable upon conversion of the notes previously listed as beneficially owned and offered by Morgan Stanley & Co. in our Prospectus Supplement No. 11 dated March 28, 2001.

    Information concerning the selling holders may change from time to time and any changed information will be set forth in supplements or amendments to the prospectus if necessary. In addition, the per share conversion price, and therefore the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment. As a result, the aggregate principal amount of the notes and the number of shares of common stock into which the notes are convertible may increase or decrease.

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